Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 23, 2005, accompanying the financial statements of New Heights Manufacturing, Inc. contained in the Registration Statement on Form S-1 (Registration No. 333-145135) including the Prospectus filed by ICx Technologies, Inc. pursuant to Rule 424(b), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
November 8, 2007